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                                BAKER & DANIELS
                     300 NORTH MERIDIAN STREET, SUITE 2700
                         INDIANAPOLIS, INDIANA  46204
                                (317) 237-0300
                             (317) 237-1000 (FAX)


May 29, 1996



Quality Dining, Inc.
3820 Edison Lakes Parkway
Mishawaka, Indiana  46545

Gentlemen:

     We have examined the corporate records and proceedings of Quality Dining, Inc., an Indiana corporation (the "Company"), with respect to (a) the organization of the Company, and (b) the legal sufficiency of all corporate proceedings of the Company taken in connection with the authorization, reservation for issuance, validity and nonassessability of the 500,000 shares of common stock of the Company (the "Common Stock") that may be issued under the Company's 1993 Stock Option and Incentive Plan (the "1993 Plan"). The offering of such 500,000 shares is being registered pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement"), in connection with which this opinion is given.

     Based upon such examination, we are of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of the State of Indiana.

     2. When the Registration Statement shall have become effective and the shares of Common Stock offered pursuant thereto have been issued and sold in accordance with the terms of the 1993 Plan, such shares will be validly authorized, legally issued, and fully paid and nonassessable.


                                           Yours very truly,



                                           /s/ BAKER & DANIELS
                                           ------------------------------------

                                   EXHIBIT 5